UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2008

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ROTATE BLACK, INC.

(Exact name of registrant as specified in its charter)

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Nevada	333-44315	75-3225181
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

932 Spring Street, Petoskey, Michigan 49770

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (231) 347-0777

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On October 7, 2008, the Company entered into certain agreements with Rotate Black, LLC (“RBL”) a Michigan Limited Liability Company for the acquisition of three of its business units, Rotate Black Gaming, Inc., Rotate Black Dayton and Rotate Black India, Pvt. Ltd.

Under the terms of the agreements Rotate Black, Inc. will be acquiring land, receivables and contract rights valued at $20.4 million for 40,800,000 shares of its common stock.

Transaction Highlights are as follows:

Rotate Black Gaming, Inc. Under a stock purchase agreement the company will acquire a Seventy Five Percent (75%) ownership in RBL’s wholly owned subsidiary Rotate Black Gaming, Inc., a Nevada corporation for the consideration of 26,000,000 shares valued at $14.8 million.  Assets being conveyed include contract rights of $3.0 million, land valued at $9.8 million and over $1.2 million in cash and receivables along with the assumption of $1.5 million in payables.  As a commitment fee the Company has transferred 4,890,000 shares to facilitate the transaction while final approvals are being acquired.  The Company expects to close the transaction on or before November 15, 2008.  Rotate Black, Gaming, Inc. is currently contracted for the development and management of world-class casino resort to be located in New York State.

Rotate Black Dayton, On October 7, 2008, the company entered into an Asset Sale Agreement providing for the purchase of assets held by RBL associated with the Traditions Casino Resort development currently underway in Dayton, Nevada. Under the terms of the agreement Rotate Black, Inc, is providing 5,480,000 shares of its common stock valued at $2,740,000 for the purchase of these assets.

The Traditions Casino Resort, which has received its approvals and entitlements is expected to begin construction in the first quarter of 2009 with completion in early 2010.  The development cost of the project is $79 million.  The initial budget of $39 million for phase one of the development will include construction of a 79,000 square foot gaming facility complete with two restaurants.  Subsequent phases, which are budgeted at $40 million will include additional gaming space, another restaurant and a 250 room hotel with banquet and meeting space.

Rotate Black India Pvt LTD Under a stock purchase agreement the Company is acquiring RBL’s fifty percent (50%) interest in Rotate Black India Pvt. LTD (“RBIP”) which was formed and registered in Ahmedabad, India.  RBIP was created pursuant to a joint venture with Sandesh, Ltd, one of India’s largest media groups, for the acquisition of a Five Star casino resort in the GOA region of India.  Under the terms of the agreement Rotate Black, LLC will receive 8,400,000 shares of common stock in Rotate Black, Inc valued at $4,200,000.

ROTATE BLACK, INC.

PRO FORMA BALANCE SHEET

	Rotate Black Inc.	Rotate Black GOA	Rotate Black Dayton	Rotate Black Gaming	Pro Forma Balance Sheet
ASSETS
Current Assets
Cash	$200,000	$––	$––	$––	$200,000
Accounts receivable	––	––	––	962,668	962,668
Total current assets	200,000	––	––	962,668	1,162,668
Fixed assets	––	––	––	9,776,000	9,776,000
Contract rights and intangible assets	279,614	4,200,000	2,740,450	4,077,587	11,297,651
TOTAL ASSETS	$479,614	$4,200,000	$2,740,450	$14,816,255	$22,236,319
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$––	$––	$––	$1,268,265	$1,268,265
Notes payable	––	––	––	268,000	268,000
Total current liabilities	––	––	––	1,536,265	1,536,265
Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares
authorized, 50,440,900 shares issued and outstanding	100,000	84,000	54,809	265,600	504,409
Additional Paid-in-capital	––	4,116,000	2,685,641	13,014,400	19,816,041
Retained Earnings	379,614	––	––	––	379,614
Total stockholders' equity	479,614	4,200,000	2,740,450	13,280,000	20,700,064
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$479,614	$4,200,000	$2,740,450	$14,816,265	$22,236,329

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Equity Sale Purchase Agreement – Rotate Black India Pvt LTD
99.2	Asset Purchase Agreement – Traditions Casino Assets
99.3	Stock Purchase Agreement – Rotate Black Gaming Inc.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 8, 2008

Rotate Black, Inc.
(Registrant)

By:	/s/ DUAL COOPER
Name: Dual Cooper Title: President